Exhibit 4.(a).27
Unofficial Translation

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 50

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 1

1.	In Article 1, after the definition "Business Subscriber" shall come: "Non-Business Subscriber";"

Amendment of Article 67

2.	Instead of Articles 67.5-67.7 shall come:

"67.5	A bill that is sent to a Non-Business Subscriber shall be in the format set forth in Annex E1 (hereinafter for this Article- " Non-Business Subscriber Bill Format").

67.6
A Business Subscriber may request that the Licensee send him a telephone bill in a Non-Business Subscriber Format (hereinafter in this Article-"Request"). If the subscriber makes such a request, the Licensee shall begin sending him bills in accordance with said format, no later than two bill periods from the date of the Request. The Licensee shall publish bi-annually, a notice in the telephone bill sent to Business Subscribers, that the Business Subscribers may request that the Licensee format their telephone bill in accordance with the Non-Business Subscriber Bill Format.

67.7
The bill shall be sent to the address recorded by the Licensee or any other address supplied by the subscriber to the Licensee, or by any other means if the subscriber has given prior specific consent; The Licensee may not request any type of payment for issuing and sending the bill to the subscriber. The Licensee may request reasonable payment for "detailed calls"sent to the subscriber upon the subscriber's request."

Amendment of Appendix E

3.	Article 2.3(c)(3) in Appendix E in the Second Annex shall be deleted.

Addition of Appendix  E1

4.	After Appendix E, shall come Appendix E1

Commencement

5.	This amendment shall become effective no later than 31 December 2009, except for Articles 9b and 9f in Appendix E1 that will become effective no later than 15 September 2009.

(7 May 2009)

(sgd) Mordechai Mordechai Director-General	(sgd) Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing